MIDWAY EXECUTES COMMITMENT LETTER

FOR US$55 MILLION PROJECT FINANCE FACILITY WITH COMMONWEALTH BANK OF AUSTRALIA

PAN PROJECT, NEVADA

May 22, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces the signing of a binding commitment letter with Commonwealth Bank of Australia (“Commonwealth Bank”) for a US$55 million 3-year senior secured project finance facility (the "Loan Facility") for the development of the Company’s 100%-owned Pan Gold Mine in White Pine County, Nevada. Closing is expected to occur by the end of June 2014.

The Loan Facility is comprised of two tranches, a project finance facility of US$45 million plus a cost overrun facility of US$10 million. Advances under the project finance facility will bear interest at LIBOR plus 3.5% to 3.75%, and advances under the cost overrun facility will bear interest at the project finance facility rate plus 2%.

Ken Brunk, President and CEO of Midway, states, "We are pleased to be able to announce this major milestone for our Company and to have Commonwealth Bank as a new financial partner as we work toward gold production and positive cash flow. Our progress to date through permitting and financing speaks to the high quality of our first project and we look forward to achieving the highest return we can for our shareholders. We would like to thank our employees for their continued hard work and our shareholders and local community members for their support through this extensive process. We have committed approximately $21 million to project construction to date and the build out is about 20% complete.”

May 19, 2014

Additional Loan Facility Information

The Loan Facility is subject to completion of loan and security documentation and customary conditions precedent to closing, and will be secured by substantially all of the assets of the borrower (MDW Pan LLP, which is comprised solely of the Pan Project) and its affiliates. Upon achieving economic completion and meeting certain other requirements, security will be limited to the assets of MDW Pan LLP and guarantees from the Company and an affiliate. Closing is expected to occur at the end of June 2014.

A condition precedent to draw on the loan is the establishment of an un-margined hedging program through Commonwealth Bank, which provides downside protection for the Company’s debt. This program will cover a period of less than two years commencing approximately six months after the planned start of production and is expected to comprise an estimated 11% of the Project's anticipated life-of-mine production based on the current reserve base (See November 2011 Resource Estimate) assuming a spot gold price of approximately $1300/oz.

About Pan

The Pan project is a low cost, oxidized, Carlin-style gold deposit mineable by shallow open pit methods and treatable by heap leaching. A feasibility study was completed in November 2011. The project is fully permitted (December 2013) and is currently under construction.

This release has been reviewed and approved for Midway by Dave Mosch, Corporate Mining Engineering at Midway and a "qualified person" as that term is defined in NI 43-101.

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May 19, 2014

ON BEHALF OF THE BOARD

"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at 720-979-0900.

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

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